Exhibit 99.1

NEWS RELEASE

Energy Transfer Partners and Sunoco LP Announce

Approximately $2.226 Billion Dropdown of Remaining Wholesale Fuel and Retail Marketing Assets

•	Transaction now completes $5.7 billion of retail business dropdowns from ETP to SUN in just over a year

•	Implied transaction multiple for this final remaining dropdown is approximately 8.5x 2015 EBITDA

•	Transaction is immediately accretive to distributable cash flow and distributions for SUN

•	Including working capital, ETP expects to receive approximately $2.2 billion in cash proceeds to fund part of its 2016 capital program

•	Debt and equity funding required for the dropdown has been fully committed

•	SUN does not anticipate any equity issuance in 2016

•	Investor call scheduled today at 7:30 a.m. Central Time

DALLAS and HOUSTON, November 16, 2015 — Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN) announced today the dropdown to SUN of the remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco retail business for approximately $2.226 billion. The transaction will be effective as of January 1, 2016 and is expected to close in February 2016.

SUN will pay to ETP approximately $2.2 billion in cash (including the expected value of working capital) and will issue to ETP approximately 5.7 million SUN common units valued at approximately $194 million based on the five-day volume-weighted average price of SUN’s common units as of November 13, 2015. Pro forma for the dropdown transaction and related equity private placement, ETP will remain the largest unitholder of SUN with an approximate 46% LP interest, reflecting ETP’s continued confidence in SUN’s business and future growth prospects.

The timing of this dropdown transaction is driven by the view that accelerating the dropdown of the remaining retail marketing and wholesale fuel assets to SUN was in the best interest of all parties. SUN expects that, following the completion of this transaction, it will not need to raise any additional equity financing in 2016. The transaction is also expected to be credit neutral to SUN and to be accretive to distributable cash flow and expected distributions per unit for SUN in 2016 and thereafter.

This transaction will complete SUN’s transformation into one of the leading wholesale fuel and retail marketing platforms in the United States with tremendous geographic scale and a unique diversity of business drivers. With the completion of the dropdown program, SUN will be able to focus on a broad range of opportunities to grow via third-party acquisitions and capital projects. The strong growth in EBITDA at Susser Holdings Corporation, which was contributed to SUN earlier this year, and the legacy Sunoco retail business creates a favorable runway for increasing distributable cash flow beginning in 2016 and into 2017.

For ETP, this transaction is expected to be breakeven to distributable cash flow for 2016 and beyond and significantly reduces the amount of equity funding for ETP’s 2016 capital program. In addition, the SUN units ETP will receive in this transaction have a strong distribution growth profile and represent an attractive investment for ETP. The upfront cash helps fund ETP’s 2016 capital program and reduces the remaining equity required by ETP for 2016 to a modest amount that will be issued under its at-the-market program or through non-core asset monetization proceeds. The ability to pre-fund ETP’s capital needs, reduce its equity issuance requirements and retain an attractive LP investment in SUN results in an opportunity that is compelling for ETP.

A significant portion of the consideration for the transaction will be provided by a $2.035 billion term loan due October 2019 fully underwritten by Credit Suisse, Bank of America Merrill Lynch, Compass Bank, Mizuho Bank and Toronto Dominion. The terms of the term loan will substantially mirror SUN’s existing $1.5 billion revolving credit facility. The pricing of the term loan is LIBOR + 250 bps (with stepdowns in pricing tied to Debt/EBITDA levels at SUN).

A group of private investors (for $685.5 million) and ETE (for $64.5 million) have also fully committed to purchase $750 million of SUN common units in an unregistered private placement, at a gross price of $31.00 per unit, prior to adjustments. The private placement is expected to close and fund in early December 2015, with the exception of ETE’s portion, which will fund at the closing of the dropdown transaction. The proceeds from the private placement will be used to repay borrowings under the revolving credit facility and for general partnership purposes.

Sunoco, LLC distributes motor fuels across more than 26 states in the east, midwest and southeast regions of the United States to:

•	Approximately 860 Sunoco-branded dealer locations under long-term fuel supply agreements.

•	Other distributors of Sunoco-branded fuel that supply 3,700 third-party retail fuel outlets.

•	Approximately 400 other commercial customers under short-term contracts.

The fuel sold by Sunoco’s retail business is supplied by Sunoco, LLC at 438 company-operated Sunoco and APlus branded convenience stores and other retail fuel outlets across the country.

All of the income from the Sunoco retail assets will be non-qualifying income to SUN and therefore those assets will be immediately contributed to SUN’s wholly owned corporate subsidiary, Susser Petroleum Property Co. LLC (“PropCo”). SUN anticipates that cash taxes at PropCo going forward will remain minimal.

The dropdown transaction is expected to close in February 2016, subject to customary closing conditions.

Tudor, Pickering, Holt & Co. acted as financial advisor to the ETP conflicts committee. Akin Gump Strauss Hauer & Feld LLP acted as legal advisor to ETP and Richards Layton & Finger, P.A. acted as legal advisor to the ETP conflicts committee.

Perella Weinberg Partners acted as financial advisor to the SUN special committee. Andrews Kurth LLP acted as legal advisor to SUN and Potter Anderson & Corroon acted as legal advisor to the SUN special committee.

For additional information on the transaction and pro forma financial information, please refer to filings made by SUN and ETP on Form 8-K with the U.S. Securities and Exchange Commission.

Sunoco LP and Energy Transfer Partners management will hold a conference today at 7:30 a.m. CT (8:30 a.m. ET) to discuss the dropdown transaction. To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP / Energy Transfer Partners conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations sections of the partnerships’ websites at www.SunocoLP.com and www.energytransfer.com under Presentations. A presentation of the dropdown will be posted to the partnerships’ Investor Relations sections prior to today’s call. A telephone replay will be available through November 30 by calling 201-612-7415 and using the access code 13625133.

Sunoco LP will make an investor presentation today at 3:45 p.m. CT as part of the Energy Transfer family of partnerships’ Analyst Meeting in Dallas. The accompanying materials to the presentation will be available shortly before the presentation begins on the partnership’s Investor Relations website at www.SunocoLP.com. Energy Transfer Partners will make its presentation tomorrow at 9:00 a.m. CT. Prior to its presentation, ETP will post its prepared materials on its home page and Investor Relations section at www.energytransfer.com under Presentations & Webcasts.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates more than 850 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites, both directly as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of Energy Transfer Partners, L.P. (NYSE: ETP). SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Sunoco LP website at www.SunocoLP.com.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. Additionally, ETP owns fuel distribution and retail marketing assets and approximately 50.8% of the limited partner interests in Sunoco LP (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP(NYSE: SUN) and approximately 2.6 million ETP Common Units, approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL), and 100 ETP Class I Units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which may describe SUN’s and/or ETP’s objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding the proposed dropdown transaction between ETP and SUN, the expected timing of the dropdown transaction and related financing and the future financial and/or operating impact of the dropdown transaction, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including the Sunoco retail business drop-down) and the partnerships’ overall business strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN’s markets; dangers inherent in storing and transporting motor fuel; SUN’s ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN’s and ETP’s ability to consummate any proposed transactions (including the dropdown transaction), or to satisfy the conditions precedent to the consummation of such transactions (including the dropdown transaction); successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of SUN’s and ETP’s most recently filed annual reports on Form 10-K. These forward-looking statements are based on and include the partnerships’ estimates as of the date hereof. Subsequent events and market developments could cause the partnerships’ estimates to change. While the partnerships may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts

Sunoco LP

Scott Grischow, Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

Energy Transfer Partners, L.P.

Brent Ratliff, Vice President, Investor Relations

(214) 981-0700, brent.ratliff@energytransfer.com

Lyndsay Hannah, Director of Finance and Investor Relations

(214) 840-5477, lyndsay.hannah@energytransfer.com

Granado Communications

Vicki Granado

(214) 599-8785, vicki@granadopr.com